                                                                  Exhibit 11.1


                        COMPUTATION OF EARNINGS PER SHARE

                                                                Three Months Ended March 31,
                                                                    1999              1998
                                                                    ----              ----
Basic

Weighted average common shares outstanding(1)                    14,140,579         13,369,191
Net income (loss)                                              ($   579,891)       $   363,138
                                                                ===========        ===========
Basic net income (loss) per common share                       ($      0.04)       $      0.03
                                                                ===========        ===========

Diluted

Weighted average common shares outstanding(1)(2)(3)              14,140,579         13,380,607
Net income (loss)                                              ($   579,891)       $   363,138
                                                                ===========        ===========
Diluted net income (loss) per common share                     ($      0.04)       $      0.03
                                                                ===========        ===========

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(1)      Excludes 40,000 shares of treasury stock from their date of purchase on
         February 28, 1998. Includes 639,277 contingently issuable shares based on certain acquired companies achieving agreed upon levels of pre-tax income in 1998.
(2) In 1998 options to purchase 82,500 shares, less 71,084 shares to be purchased under the treasury stock method, are included in weighted average shares outstanding.
(3) Options on 1,423,050 shares and 521,500 shares in 1999 and 1998, respectively, not included in computing diluted earnings per share because their effects are anti-dilutive.





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